AGREEMENT AND PLAN OF MERGER
PURSUANT TO SECTION 251(g) OF THE
DELAWARE GENERAL CORPORATION LAW

This AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”) is made as of December 7, 2009, by and among XIOM Corp., a Delaware corporation (“XIOM”), Environmental Infrastructure Holdings Corp., a Delaware corporation and wholly-owned subsidiary of XIOM (the “Holding Company”), and EIHC Merger Co., a Delaware corporation and wholly-owned subsidiary of the Holding Company (the “Merger Company”).

WHEREAS, XIOM has an authorized capital stock consisting of 50,000,000 shares of Common Stock, $0.0001 par value per share, of which 23,247,407 are issued and outstanding and none of which are held in treasury;

WHEREAS, the Holding Company has an authorized capital stock consisting of 50,000,000 shares of Common Stock, $0.0001 par value per share, of which one (1) share is issued and outstanding and is owned by XIOM;

WHEREAS, the Merger Company has an authorized capital stock consisting of one hundred (100) shares of Common Stock, $0.0001 par value per share, of which one (1) share is issued and outstanding and is owned by the Holding Company;

WHEREAS, the respective Boards of Directors of XIOM, the Holding Company, and the Merger Company deem it advisable that the Merger Company merge with and into XIOM pursuant to Section 251(g) of the Delaware General Corporation Law, as amended (the “DGCL”) and upon the terms and conditions herein provided and, therefore, have each approved and authorized this Merger Agreement; and

WHEREAS, the parties intend that the Merger (defined below) constitutes a tax-free reorganization as defined in Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Merger Agreement shall also constitute a plan of reorganization within the meaning of the Code.  In addition, this Merger is intended to qualify as part of a tax-free Code Section 351 transfer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree that, in accordance with the DGCL, the Merger Company shall be merged with and into XIOM in accordance with the following terms and conditions.

1.           The Merger. Effective upon the filing of this Merger Agreement or a separate certificate of merger, in such form as is required by the DGCL, with the Secretary of State of the State of Delaware (the “Effective Time”), the Merger Company shall be merged with and into XIOM in accordance with Section 251(g) of the DGCL (the “Merger”). As a result of the Merger, the separate existence of the Merger Company will cease and XIOM will be the surviving corporation (the “Surviving Company”). From and after the Effective Time, the Merger will have the effects specified in the DGCL.

2.           Certificate of Incorporation and By-laws of the Holding Company. The Certificate of Incorporation and By-laws of the Holding Company immediately following the Effective Time shall become or remain identical to the Certificate of Incorporation, as amended, and By-laws, of XIOM, except for the provisions of the Certificate of Incorporation regarding the corporate name (Article FIRST) and incorporator (Article NINTH).  As of the Effective Time, the Certificate of Incorporation of the Holding Company shall be amended as follows:

(a)   Article FIRST of the Certificate of Incorporation shall be replaced in its entirety with the following new Article FIRST:

FIRST: The name of the corporation is:  Environmental Infrastructure Holdings Corp.

(b)   Article NINTH of the Certificate of Incorporation shall be replaced in its entirety with the following new Article NINTH:

NINTH: The incorporator is Catherine E. Wagner, whose mailing address is c/o Dilworth Paxson LLP, 1500 Market Street, Suite 3500E, Philadelphia, PA 19102.  The powers of the incorporator are to file this certificate of incorporation, approve the by-laws of the corporation and elect the initial directors.

3.           Certificate of Incorporation of the Surviving Company. The Certificate of Incorporation of XIOM, as amended and in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Company, until further amended in accordance with the provisions thereof and applicable law, except that, as of the Effective Time, the Certificate of Incorporation of XIOM shall be amended as follows:

(a)   Article FOURTH of the Certificate of Incorporation of the Surviving Company shall be replaced in its entirety with the following new Article FOURTH:

FOURTH: The total number of shares of capital stock which the corporation is authorized to issue is one (1) share of common stock, par value $0.0001 per share.

(b)   The following new Article ELEVENTH shall be added to the Certificate of Incorporation of the Surviving Company to read in its entirety as follows:

ELEVENTH: Any act or transaction by or involving the corporation, other than the election of directors of the corporation, that requires for its adoption under the Delaware General Corporation Law, as amended, or this Certificate of Incorporation the approval of the stockholders of the corporation shall, pursuant to Section 251(g) of the Delaware General Corporation Law, as amended, require, in addition, the approval of the stockholders of Environmental Infrastructure Holdings Corp., or any successor by merger, by the same vote as is required by the Delaware General Corporation Law and/or by this Certificate of Incorporation.

4.           By-laws of the Surviving Company. The By-laws of XIOM, as amended and in effect at the Effective Time, shall be the By-laws of the Surviving Company, without change or amendment until further amended in accordance with the provisions thereof and applicable law.

5.           Directors and Officers of the Holding Company. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of XIOM immediately prior to the Effective Time shall become or remain the directors and officers of the Holding Company.

6.           Directors and Officers of the Surviving Company. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of the Merger Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Company.

7.           Further Assurances. From time to time, as and when required by the Surviving Company or by its successors and assigns, there shall be executed and delivered on behalf of the Merger Company such deeds and other instruments, and there shall be taken or caused to be taken by it such further actions, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Company the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Merger Company, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Company are fully authorized in the name and on behalf of the Merger Company or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

8.           Common Stock of XIOM. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Common Stock, $0.0001 par value per share, of XIOM outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Holding Company. The conversion of these shares will occur by virtue of the Merger and without an exchange of certificates, and each certificate representing shares of Common Stock of XIOM issued and outstanding immediately prior to the Merger will, upon completion of the Merger, represent shares of Common Stock of the Holding Company.

9.           Common Stock of the Merger Company. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Common Stock, $0.0001 par value per share, of the Merger Company outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving Company.

10.           Common Stock of the Holding Company Owned by XIOM. At the Effective Time, each share of Common Stock of the Holding Company owned by XIOM will be canceled, and all rights in respect thereof will cease.

11.           Stock Certificates. At and after the Effective Time, all of the outstanding certificates that prior to that time represented shares of Common Stock of XIOM shall be deemed for all purposes to evidence the same number of shares of Common Stock of the Holding Company. The registered owner on the books and records of the Holding Company or its transfer agent of any such stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Holding Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of the Holding Company to which such person is entitled.

12.           Abandonment. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned at the election of the Board of Directors of XIOM if the Board of Directors shall have determined that the Merger is not in the best interest of XIOM or its stockholders.

13.           Amendment. This Merger Agreement may be amended at any time before the Merger becomes effective in a written instrument approved in form and substance by the Board of Directors of XIOM and executed by all of the parties hereto.

14.           Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.           Governing Law.  This Merger Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed by their respective authorized officers as of the date first written above.

XIOM CORP.

By:
Name:
Title:

ENVIRONMENTAL INFRASTRUCTURE HOLDINGS CORP.

By:
Name:
Title:

EIHC MERGER CO.

By:
Name:
Title:

The Secretary of XIOM Corp. hereby certifies that this Merger Agreement has been adopted pursuant to Section 251(g) of the Delaware General Corporation Law, as amended, and that the conditions specified in the first sentence of Section 251(g) have been satisfied.

By:
Name:
Title:	Secretary